EXHIBIT 99.1

Lumera Reports Third Quarter 2005 Results and Updates Product Development Progress

BOTHELL, WA. (November 3, 2005) -- Lumera Corporation (NASDAQ: LMRA), an emerging leader in the field of nanotechnology, today reported financial results for the third quarter of 2005 and released information regarding its current product development progress.

Revenues for the three months ended September 30, 2005 increased by $389,000 to $681,000 compared to $292,000 for the same period in 2004. For the nine months ended September 30, 2005, revenues increased by $373,000 to $1,269,000 compared to $896,000 for the same period in 2004. Lumera’s net loss was $2,034,000 or $0.12 per share for the third quarter of 2005 compared to a net loss of $3,176,000 or $0.24 per share in the same period in 2004. For the nine month period, Lumera’s net loss was $7,838,000 or $0.47 per share compared to a net loss of $6,500,000 or $0.75 per share in the same period in 2004.

“The third quarter marked the first shipments of both our electro-optic and biochip products”, said Lumera Chief Executive Officer Tom Mino. “We view these shipments as important milestones for the company and are hopeful that these initial transactions will develop into long term relationships and sustainable commercial sales.”

Summary Discussion of Product Development

Lumera develops proprietary polymer materials which are in turn used in products developed for the bioscience and communications/computing marketplaces. During the quarter, Lumera shipped limited quantities of products in both of these markets. Further details are in the market summaries below.

Bioscience

Using its nanotechnology inspired solutions for the biotechnology and pharmaceutical markets, Lumera’s products are based on the premise that current high throughput methods in biology and medicine are limited by their dependence on molecular labels. Lumera’s label free technology provides researchers with enhanced methods for solving complex problems in systems biology, biomarker discovery, and drug discovery.

During the quarter, Lumera shipped sample-sized orders of NanoCapture-OH™ -- its DNA biochip - to the Institute for Systems Biology (“ISB”), with whom it has a collaborative agreement announced in February 2005, and also to a large international biotech company. Based upon ISB’s favorable results with these biochips, a paper has been submitted to “Methods in Enzymology” and is currently in the peer review process. For printed arrays, the patterned chemistry resulted in improved sensitivity, precision, and dynamic range in analyzing the samples’ structure.

Lumera continues to develop its protein biochip - NanoCapture-HPT™ - with a strategic partner. These chips combine Lumera’s proprietary nanosurface modification chemistry with Helix Biopharma’s Heterodimer Protein Technology™ (HPT) to which the Company has an exclusive license. These arrays are expected to, for the first time, allow researchers to build biologically active, high density protein arrays from simple, widely available cDNA libraries.

Also during the quarter, Lumera demonstrated high throughput and high sensitivity non-labeled protein binding in a 1032-spot protein microarray using surface plasmon resonance (“SPR”). This ProteomicProcessor™ is designed to allow high throughput detection and analysis of possible drug candidates that target protein molecules, biomarker discovery, and pathway elucidation. This is the second generation prototype Lumera has developed. The Company expects to have equipment ready for customer evaluation in the fourth quarter of 2005.

Electro-Optic Devices

Lumera is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on its proprietary polymer materials. Lumera’s polymer-based modulators can operate at speeds up to five times faster than existing inorganic crystal-based electro-optic modulators.

During the quarter, the Company announced that it had made shipments of electro-optic modulators and samples of specialized electro-optic polymer material to multiple customers including Raytheon Company, undisclosed defense contractors, and government agencies. A semiconductor chip company also is evaluating Lumera’s modulators for board and chip level optical interconnects. Lumera anticipates that these initial shipments may lead to long term relationships and sustainable commercial sales of its modulators and optical material.

Lumera continues to add to its growing portfolio of intellectual property. During the quarter, the company was awarded a patent based on its proprietary optic modulators, which perform with significantly less optical loss and voltage than prior available technology - both crucial performance factors for components in optical networks. This new patent further protects its technology investments. Lumera solved fabrication issues for this modulator by using two layers of different electro-optic polymers. The combination of increased thickness and more electro-optic activity lowered both the optical loss and the operating voltage.

Lumera is currently working on three government contracts to produce polymer-based modulators for use in defense communications and detection systems and phased array radar. Each of Lumera’s government contracts are in their renewal period. Backlog on Lumera’s governmental contracts totaled $162,000 at September 30, 2005.

Wireless Antennas and Systems

Lumera’s “smart antenna” application was being developed for a customer specific niche market, which has not developed fast enough to warrant further business development efforts. In reviewing its market opportunities, the larger revenue opportunities available to the Company in the bioscience and electro-optics markets coupled with the increasing interest in these products have resulted in the strategic re-alignment of resources to fully exploit the opportunities in these two markets. As a result, Lumera is stopping development of its smart antenna. Future antenna development, if any, will be done within the Company’s electro-optic device group.

Summary Financial Discussion

Revenues for the three months ended September 30, 2005 increased by $389,000 to $681,000 compared to $292,000 for the same period in 2004. Contract revenue totaled $624,000 for the current quarter, an increase of $334,000 from $290,000 in 2004 due primarily to higher billings on one of the Company’s government research contracts. Product revenues totaled $56,000 for the current quarter, reflecting sales of electro-optic modulators and materials and biochips for customer trials.

Revenues for the nine months ended September 30, 2005 increased by $373,000 to $1,269,000 compared to $896,000 for the same period in 2004. Contract revenue totaled $1,212,000 for the first nine months of 2005, an increase of $333,000 from $879,000 in 2004 due primarily to higher billings on one of the Company’s contracts occurring in the current quarter. Product revenues increased by $39,000 to $57,000 for the first nine months of 2005, reflecting increased sales of electro-optic modulators and materials and biochips in the current quarter.

Lumera’s loss from operations for the quarter ended September 30, 2005 declined $788,000 to $2,189,000 compared to $2,977,000 for the same period in 2004. This was primarily due to $427,000 of lower non-cash stock based compensation expenses and accrued incentive compensation accruals and $498,000 of lower contract research costs, all compared to the prior year period. Partially offsetting these increases were $206,000 of increased general administrative and insurance costs compared to the prior year period.

Lumera’s loss from operations for the nine months ended September 30, 2005 increased $2,601,000 to $8,317,000 compared to $5,716,000 for the same period in 2004. This was primarily due to $2,721,000 in higher contract research and technology licensing fees, which increased comparatively due to a $2.4 million one-time non-cash benefit recorded in the second quarter of 2004 when Lumera renegotiated its Sponsored Research Agreement with the University of Washington. Additionally, $407,000 of increased compensation costs and $569,000 of higher general and administrative and insurance costs, all compared to the prior year period, contributed to the difference. Partially offsetting these increases were $956,000 in lower non-cash stock based compensation expenses and $294,000 in lower accrued incentive compensation accruals, all compared to the prior year period.

Lumera’s net loss was $2,034,000 or $0.12 per share for the third quarter of 2005 compared to a net loss of $3,176,000 or $0.24 per share in the same period in 2004. Lumera’s net loss was $7,838,000 or $0.47 per share for the first nine months of 2005 compared to a net loss of $6,500,000 or $0.75 per share in the same period in 2004. There were approximately 3.1 million and 8.0 million fewer weighted-average shares outstanding during the quarter and nine months ended September 30, 2004.

Lumera used $1,466,000 in cash to fund operations and working capital requirements during the third quarter of 2005, ending the quarter with $23.6 million in cash and investment securities. The cash requirement for the quarter was approximately $1.0 million less than cash used in the previous quarter partly due to a reduction in payments under the UW Sponsored Research Agreement. Certain other payments, primarily for professional fees and technology licensing and transfer fees were also lower during the current quarter. The current quarter’s level of cash expenditure is not necessarily indicative of cash requirements for future quarters. The company invests cash not needed to fund near term operations in highly liquid investments with varying stated maturities, all of which are available for sale.

Conference Call

Lumera will host a conference call to discuss its third quarter of 2005 financial results at 4:30 p.m. EDT today. The call will be broadcast over the Internet and can be accessed from the company's web site at www.lumera.com. Additionally, U.S. participants may join the conference call by dialing 866.383.7998 ten minutes prior to the start of the conference. International participants can dial 617.597.5329. The conference passcode number is 41751883. A telephone replay of the call will be available through November 9, 2005, and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The replay passcode is 37972790. A replay of the conference call will be available on the company's web site.

About Lumera
Lumera is an emerging leader in the field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which present large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:

Hélène F. Jaillet
(Investor Relations)
Lumera Corporation
425-398-6546

Todd Wolfenbarger
(Media)
The Summit Group Communications
801-595-1155
801-244-9600 cell
SOURCE: Lumera Corporation

Lumera Corporation
Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
Assets	2005	2004
Current assets
Cash and cash equivalents	$7,486	$3,505
Investment securities, available-for-sale	16,071	15,460
Accounts receivable	58	32
Costs and estimated earnings in excess of billings on uncompleted contracts	233	3
Other current assets	415	623
Total current assets	24,263	19,623

Investment securities, available-for-sale	–	11,216
Property and equipment, net	1,399	2,047
Total assets	$25,662	$32,886

Liabilities and Shareholders' equity

Current liabilities
Accounts payable	$346	$416
Current portion of research liability	–	101
Accrued liabilities	903	976
Total current liabilities	1,249	1,493

Commitments and contingencies

Shareholders' equity
Common stock at par value	16	16
Additional paid-in capital	70,821	70,435
Deferred stock-based compensation	(275)	(666)
Accumulated other comprehensive loss	(64)	(145)
Accumulated deficit	(46,085)	(38,247)
Total shareholders' equity	24,413	31,393
Total liabilities and shareholders' equity	$25,662	$32,886

Lumera Corporation
Condensed Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenue	$681	$292	$1,269	$896
Cost of revenue	466	164	851	546
Gross profit	215	128	418	350

Research and development expense	1,408	1,592	5,033	2,662
Marketing, general and administrative expense	996	1,513	3,702	3,404
Total operating expenses	2,404	3,105	8,735	6,066

Loss from operations	(2,189)	(2,977)	(8,317)	(5,716)
Interest income	155	63	479	64
Interest expense	–	(262)	–	(348)
Net loss	$(2,034)	$(3,176)	$(7,838)	$(6,000)

Deemed dividend upon issuance of mandatorily redeemable convertible preferred stock	–	–	–	(500)
Net loss available to common shareholders	$(2,034)	$(3,176)	$(7,838)	$(6,500)

Net loss per share-basic and diluted	$(0.12)	$(0.24)	$(0.47)	$(0.75)

Weighted-average shares outstanding - basic and diluted	16,600,440	13,485,804	16,582,891	8,627,996